COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Cooperative Research and Development Agreement, hereinafter referred to as the “CRADA,” consists of this Cover Page, an attached agreement, and various Appendices referenced in the agreement. This Cover Page serves to identify the parties to this CRADA:

This CRADA is made and entered into by and among:

(1) The Uniformed Services University of the Health Sciences (which includes the Armed Forces Radiobiology Research Institute (“AFRRI”)), an institution of higher learning within the Department of Defense, an agency of the United States Government, hereinafter referred to as “USU,” located at 4301 Jones Bridge Road, Bethesda, Maryland 20814-4799;

(2) The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc., a tax- exempt corporation organized and existing under the laws of the State of Maryland, hereinafter referred to as the “Foundation,” with offices located at 1401 Rockville Pike, Suite 600, Rockville, Maryland 20852; and the following two “Collaborators”:

(3) The Cleveland Clinic Foundation (which includes the Lernerer Research Institute), hereinafter referred to as “CCF”, with offices at 9500 Euclid Avenue, Cleveland, Ohio 44195; and

(4) Cleveland BioLabs, Inc., hereinafter referred to as “CBL”, located at 10265 Carnegie Avenue, Cleveland, Ohio 44106.

WHEREAS, The Federal Technology Transfer Act of 1986, as amended, 15 U.S.C. § 3710a et seq., provides for making Federal laboratories’ developments accessible to private industry and to state and local governments, and for the improvement of the economic, environmental, and social well-being of the United States by stimulating the civil utilization of Federally-funded technology developments;

WHEREAS, USU/AFFRI has extensive expertise, capabilities, and information in the areas of radioprotectants and radiation casualty management;

WHEREAS, the Foundation has an agreement with USU to support the development and commercialization of scientific and medical technologies, and pursuant to such agreement the Foundation acts as patent management organization for USU and has the authority, on behalf of USU, to enter into research and licensing agreements and receive and distribute funds in connection therewith;

WHEREAS, it is the intent of USU and the Foundation to promote the goals of the Federal Technology Transfer Act and collaborate with private parties to promote the development, manufacture, and marketing of products and services that utilize transferred technology for the benefit of mankind; and

WHEREAS, the Collaborators have the interest, resources, capabilities, and technical expertise to transition the results of USU/AFFRI research and development for public use.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties agree as follows:

ARTICLE 1
INTRODUCTION

1.1. This CRADA shall be effective as of August 01, 2004 (the “Effective Date”). The research and development activities that will be undertaken by each of the Parties in the course of this CRADA are summarized in the Research Plan (“RP”) attached as Appendix A. The funding and staffing commitments of the Parties are set forth in Appendix B. This CRADA is made under the authority of the Federal Technology Transfer Act, 15 U.S.C. §3710a, and is governed by its terms.

ARTICLE 2
DEFINITIONS

As used in this CRADA, the following terms shall have the indicated meanings:

2.1. “Cooperative Research and Development Agreement” or “CR.ADA” means this agreement, with its Appendices, entered into by the USU pursuant to the Federal Technology Transfer Act of 1986, as amended, 15 U.S.C. § 3710a et seq., and Executive Order 12591 of April 10, 1987.

2.2. “Government” means the government of the United States of America as represented through the USU, which is a Party to this CRADA.

2.3. “IP” means intellectual property.

2.4. “Principal Investigator(s)” or “PI(s)” means the person(s) designated respectively by the Parties to this CRADA who will be responsible for the scientific and technical conduct of the RP.

2.5. “Proprietary/Confidential Information” means confidential scientific, business, or financial information that is treated as proprietary or confidential by the disclosing Party provided that such information does not include:

2.5.1. information that is publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

2.5.2. information that has been made available by its owners to others without a confidentiality obligation;

2.5.3. information that is already known by or available to the receiving Party without a confidentiality obligation; or
USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

2.5.4. information that has been independently developed by the receiving Party, without any reference to or use of the information received by it under this CRADA as evidenced by written records of the receiving Party.

2.6. “Research Materials” means all tangible materials other than Subject Data first produced in the performance of this CRADA.

2.7. “Research Plan” or “RP” means the statement in Appendix A of the respective research and development commitments of the Parties to this CRADA.

2.8. “Subject Invention” means any invention of a Party or Parties conceived or first actually reduced to practice in the performance of the Research Plan of this CRADA that is or may be patentable or otherwise protected under title 35, United States Code, or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. § 2321 et seq.).

2.9. “Subject Data” means all recorded information first produced by any of the Parties in the performance of this CRADA.

ARTICLE 3
COOPERATIVE RESEARCH

3.1. Principal Investigators. The USU laboratory identified in the RP will perform USU research work under this CRADA, and the USU and the USU PI designated in the RP will be responsible for the scientific and technical conduct of this project on behalf of USU. The Collaborator PI designated in the RP who will be responsible for the scientific and technical conduct of this project on behalf of the Collaborator.

3.2. Research Plan Changes. The RP may be modified only by express written agreement of the Parties.

3.3. Compliance With Laws. In conducting the research activities under this CRADA, each Party and its employees and agents shall comply with all federal, state, and local laws, ordinances, rules, and regulations applicable to such activities. The use and dissemination of information, materials, and Subject Data exchanged under this CRADA will be in accordance with all federal laws and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act, the Biological Products Section of the Public Health Service Act, and the regulations issued thereunder, the International Traffic in Arms Regulations (22 CFR Part 120 et seq.), and the Department of Commerce Export Regulations (15 CFR Part 730 et seq.) Nothing in this CRADA shall be construed as a license to export such information, materials, or Subject Data or to permit any disclosure in violation of law, regulation, or Department of Defense policy. Each exporting Party is responsible for obtaining any export licenses that may be required by federal law.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

ARTICLE 4
REPORTS

4.1. Interim Reports. USU and the Collaborators shall exchange formal written interim progress reports on a schedule agreed to by the PIs, but at least within twelve- (12) months after this CRADA becomes effective and at least once within every twelve- (12) month period thereafter.

4.2. Final Reports. USU and the Collaborators shall exchange final reports of their results within four- (4) months after completing the projects described in the RP or after the expiration or termination of this CRADA, whichever first occurs. Interim and final reports shall (i) set forth the technical progress made, identifying such problems as may have been encountered, (ii) identify Subject Inventions pursuant to Section 6.1, and (iii) in the case of interim reports, establish goals and objectives requiring further effort, and describe any proposed modifications to the Research Plan pursuant to Section 3.2.

ARTICLE 5
FINANCIAL AND STAFFING OBLIGATIONS

5.1. Contributions of the Parties. The required contributions of the Parties, including payment schedules, if applicable, are set forth in Appendix B. Neither USU nor the Foundation shall be obligated to perform any of the research specified herein or to take any other action required by this CRADA if any funding as set forth in Appendix B is not provided.

5.2. Authority of the Parties. None of the Parties hereto shall have the authority, express or implied, to bind or commit any of the other Parties to perform or provide in any manner, or to pay money for, services or material with respect to any third party unless authorized in writing by such other Party’s designated representative. Nothing contained herein shall render any Party liable for any debts or obligations of the other Parties, except as otherwise specifically provided in this CRADA.

5.3. Accounting Records. USU shall maintain separate and distinct current accounts, records, and other evidence supporting all its obligations under this CRADA, and shall provide the Collaborators a final fiscal report pursuant to Section 4.2. USU shall return unused funds, if any, to the Collaborators when USU sends the final fiscal report.

5.4. Capital Equipment. Equipment purchased by USU with funds provided by the Collaborators shall be the property of USU. All capital equipment provided under this CRADA by one Party for the use of another Party remains the property of the providing Party unless other disposition is mutually agreed in writing by the Parties. If title to this equipment remains with the providing Party, that Party is responsible for maintenance of the equipment and the costs of its transportation to and from the site where it will be used.

ARTICLE 6
IP INTERESTS

6.1. Reporting of Subject Inventions. Each Party shall promptly report to the other Parties in writing each Subject Invention and any patent applications filed thereon. Each Party shall report all Subject Inventions to the other Parties in sufficient detail to determine inventorship. Such reports shall be treated as Proprietary/Confidential Information in accordance with Section 8.4.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

6.2. Title to and Ownership of Subject Inventions. Inventorship shall be determined in accordance with the patent laws of the United States of America. All Subject Inventions conceived or first actually reduced to practice solely by an employee of a Party shall belong to the employee (or to the employee’s employer if the employee and the employer have so agreed). Two or more Parties shall jointly own a Subject Invention if each of such Parties employed at least one inventor thereof at the time of its conception or first actual reduction to practice, provided that each Party has acquired the interest of its respective employee(s) in the Subject Invention. Each Party shall cooperate with the other Party(ies) to obtain inventor signatures on patent applications, assignments, and other documents required to secure IP protection.

6.3. Filing of Patent Applications. Each Party shall have the primary responsibility for filing patent or other IP applications on the Subject Inventions of its own employee(s) in a timely manner, at its own expense, and after consultation with the other Parties. Notwithstanding the foregoing, by mutual agreement, the Parties may identify which Party shall file a patent application on any Subject Invention. The Parties will consult and mutually determine a filing strategy for jointly owned Subject Inventions.

6.4. Prosecution of Intellectual Property Applications. Within one- (1) month of receipt or filing, each Party shall provide the other Parties with copies of the applications and all documents received from or filed with the relevant patent or other IP office in connection with the prosecution of such applications. Each Party shall also provide the other Parties with the power to inspect and make copies of all documents retained in the patent or other IP application files by the applicable patent or other IP office. Where licensing is contemplated by the Collaborators, the Parties agree to consult with one another with respect to the prosecution of applications for USU and Foundation Subject Inventions and jointly owned Subject Inventions described in Section 6.2.

6.5. Copyright License to the Government. The Collaborators hereby grant to the Government and its agents a nonexclusive, nontransferable, irrevocable, world-wide, royalty-free license to all of the Collaborators’ rights set forth in 17 U.S.C. § 106 and § 905 in and to any and all works of authorship and mask works, respectively, prepared pursuant to this CRADA.

6.6. Copyright Statement. The Collaborators shall include the following statement on any work of authorship or mask work created in the performance of this CRADA:

“The U.S. Government has a copyright license in this work pursuant to a CRADA with The Cleveland Clinic Foundation and Cleveland BioLabs, Inc.”

ARTICLE 7
LICENSING

7.1. No License in Government or Foundation Subject Inventions. Collaborators understand and agree that they acquire under this Agreement no property interest in any Government or Foundation [rights to any Subject Invention. USU and Foundation, in their discretion, respectively may offer a license or an option for a license to Government or Foundation IP rights in Subject Invention(s), but no such offer or commitment is made herein.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

7.2. License in Collaborator Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for Subject Inventions that, pursuant to Section 6.2, are either solely owned by one of the Collaborators or jointly owned by the two Collaborators, the Collaborator(s) grant(s) to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the Subject Invention or have the Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.3. Joint Subject Inventions. Each Party shall have the right to use any Subject Invention that is jointly owned pursuant to Section 6.2 and to license its use to others in all fields.

ARTICLE 8
PROPRIETARY RIGHTS AND PUBLICATION

8.1. Right of Access and Use. The Parties agree to exchange all Subject Data produced in the course of research under this CRADA. The Parties agree to share Research Materials equally unless other disposition is mutually agreed. Each of the Parties to this CRADA shall have the right to use all Subject Data and Research Materials for their own purposes, consistent with their obligations under this CRADA.

8.2. Ownership of Subject Data and Research Materials. Subject to the sharing requirements of Paragraph 8.1 and the regulatory filing requirements of Paragraph 8.3, the producing Party will retain ownership of and title to all Subject Data and all Research Materials produced solely by the producing Party’s investigator(s). Jointly developed Subject Data and Research Materials will be jointly owned.

8.3. Dissemination of Subject Data and Research Materials. To the extent allowed under law, the Collaborators, Foundation, and USU agree to use reasonable efforts to keep Subject Data and Research Materials confidential until published or until corresponding patent applications are filed. Any information that would identify human subjects of research or patients will be maintained confidentially and in compliance with all applicable laws and regulations, including without limitation the Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended, and its implementing regulations. To the extent permitted by law, the Collaborators shall have the exclusive right to use any and all Subject Data in and for any regulatory filing by or on behalf of the Collaborators, except that Foundation and USU shall have the exclusive right to use Subject Data for that purpose, and authorize others to do so, if the CRADA is terminated or if the Collaborators abandon their commercialization efforts.

8.4. Proprietary/Confidential Information. Each Party agrees to limit its disclosure of Proprietary/Confidential Information to the amount necessary to carry out the Research Plan of this CRADA, and shall place a confidentiality notice on all such information. Confidential oral communications shall be identified as such at time of disclosure and shall be reduced to writing within thirty- (30) days by the disclosing Party. Each Party receiving Proprietary/Confidential Information agrees that any information so designated shall be used by it only for the purposes described in the attached Research Plan. Any Party may object to the designation of information as Proprietary/Confidential Information by another Party. Subject Data and Research Materials developed solely by a Collaborator may be designated as Proprietary/Confidential Information when they are wholly separable from the Subject Data and Research Materials developed jointly with USU investigators and advance designation of such data and material categories is set forth in the RP. The exchange of other confidential information, e.g., patient-identifying data, should be similarly limited and treated.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

8.5. Protection of Proprietary/Confidential Information. Proprietary/Confidential Information shall not be disclosed, copied, reproduced, or otherwise made available to any other person or entity without the consent of the disclosing Party except as required under court order or the Freedom of Information Act (5 U.S.C. §552). Each Party shall protect the Proprietary/Confidential Information of each and all of the other Parties with at least the same degree of care used in the protection of its own Proprietary/Confidential Information of similar character (but no less a degree of care than a normally prudent business would exercise); none of the Parties may disclose the Proprietary/Confidential Information of any other Party without the prior written consent of that other Party except as specified below; each Party shall limit disclosure thereof to employees having a need to know in effectuating the purposes of this CRADA and who have been informed of the confidential nature thereof and the provisions of this Article; and upon termination of this CRADA (except to the extent otherwise provided in this CRADA or by written agreement of the Parties) each Party shall upon request deliver such Proprietary/Confidential Information preserved in physical form to the Party owning such information or, upon written consent of the owning Party, certify in writing its destruction. Each Party agrees that the other Parties are not liable for the disclosure of Proprietary/Confidential Information which, after notice to and consultation with the concerned Party, the other Party(ies) in possession of the Proprietary/Confidential Information determine may not be lawfully withheld, provided the concerned Party has been given an opportunity to seek a court order to enjoin disclosure.

8.6. Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Proprietary/Confidential Information shall expire at the earlier of the date when the information is no longer Proprietary/Confidential Information as defined in Section 2.5 or five- (5) years after the expiration or termination date of this CRADA. Any Party may request an extension to this term when necessary to protect Proprietary/Confidential Information relating to products not yet commercialized.

8.7. Publication. The Parties are encouraged to make publicly available the results of their research. In order to protect rights in Subject Inventions or Proprietary/Confidential Information, the Parties agree, during the term of this CRADA and for one- (1) year thereafter or such greater period as is required, to confer and consult prior to any publication or public disclosure of information about a Subject Invention, Subject Data, or Research Materials to ensure that no Proprietary/Confidential Information is released and that patent rights are not compromised. Before any Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a Subject Invention, Subject Data, or Research Materials, the other Parties shall be provided thirty- (30) days to review the proposed abstract, publication, presentation, or other document and object to any proposed release of information. For the purposes of this Section, the term “disclosure” shall include submission of any manuscripts for peer review prior to publication, as well as any oral, poster, or online presentation. It is the responsibility of the Party intending to make public disclosure to notify the other Parties of such intent.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

If a Party objects to a proposed public disclosure, that Party must so notify the other Parties within thirty- (30) days of receiving notice of intent to disclose publicly. If no timely objection is received by the Party intending to make public disclosure, concurrence is assumed. If a Party objects on the grounds that patent or other IP rights may be compromised, the publication or other disclosure shall be delayed for up to sixty- (60) additional days upon written request by any Party as necessary to preserve U.S. or foreign patent or other IP rights. A patent application must be filed by the responsible Party as determined by Section 6.3, at the expense of the objecting Party, within ninety- (90) days of the date of notification of intent to make public disclosure, or by another date mutually agreed to by the Parties.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1. Representations and Warranties of USU. USU hereby represents and warrants that the official signing this CRADA has authority to do so.

9.2. Representations and Warranties of Foundation. Foundation hereby represents and warrants that the official signing this CRADA has authority to do so.

9.3. Representations and Warranties of the Collaborators. Each Collaborator hereby represents and warrants that it has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that the Collaborator’s official signing this CRADA has authority to do so. Each Collaborator further represents that it is financially able to satisfy all of its funding commitments made in Appendix B.

ARTICLE 10
TERMINATION

10.1. Termination By Mutual Consent. The Parties may terminate this CRADA, or portions thereof, at any time by mutual written consent. In such event the Parties shall specify the disposition of all property, Subject Inventions, patent or other IP applications, and other results of work accomplished or in progress, arising from or performed under this CRADA, all in accordance with the rights granted to the Parties under the terms of this CRADA.

10.2. Unilateral Termination. Any one of the Parties hereto may unilaterally terminate this entire CRADA at any time by giving written notice to the other Parties at least thirty- (30) days prior to the desired termination date, and any rights accrued in property, patents or other IP rights shall be disposed of as provided in paragraph 10.1, except that in the event of unilateral termination by a Collaborator, USU may, at its option, retain funds previously transferred by either or both of the Collaborators to USU for use in completing the Research Plan solely or with another partner.

10.3. New Commitments. No Party shall make new commitments related to this CRADA after a mutual termination or notice of a unilateral termination and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Notwithstanding the foregoing, the Foundation and USU may, at their sole option and discretion, waive this requirement for any Parties they so choose if both Foundation and USU agree that such waiver is warranted.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

10.4. Termination Costs. Concurrently with the exchange of final reports pursuant to Sections 4.2 and 5.3, USU shall submit to the Collaborators for payment a statement of all costs incurred prior to the date of termination and for all reasonable termination costs including the cost of returning Collaborators property or removal of abandoned property, for which the Collaborators shall be responsible.

ARTICLE 11
DISPUTES

11.1. Settlement. Any dispute arising under this CRADA that is not disposed of by agreement of the Principal Investigators shall be submitted jointly to the signatories of this CRADA. If the signatories are unable to jointly resolve the dispute within thirty- (30) days after notification thereof, the designated USU official (or his/her designee or successor) shall propose a resolution. Nothing in this Article shall prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies and after fifteen- (15) days have passed following the proposal of the designated USU official, pursuing all available judicial remedies.

11.2. Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the direction of the USU signatory.

ARTICLE 12
LIABILITY

12.1. Property. The Government shall not be responsible for damages to any Collaborator property provided to USU, where the Collaborator retains title to the property, or any property acquired by any Collaborator for its own use pursuant to this CRADA.

12.2. NO WARRANTY. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR PRODUCT.

12.3. Liability and Indemnification. In general, each Party shall be responsible for its own losses, obligations, liabilities, costs, and expenses of every kind incurred by that Party or any of its officers, directors, employees, or agents. Each Party shall secure its own workers’ compensation, unemployment compensation, or like insurance for its employees as required by law. Each Collaborator agrees to hold the Government (including USU/AFRRI) and the Foundation harmless and to indemnify the Government and the Foundation for all liabilities, demands, damages, expenses, and losses arising out of the use by that Collaborator for any purpose of the Subject Data, Research Materials, and/or Subject Inventions produced in whole or part by USU or Foundation employees under this CRADA, unless due to the negligence or willful misconduct of USU, the Foundation, or the employees or agents of either. Each Collaborator shall be liable for any claims or damages it incurs in connection with this CRADA. USU has no authority or obligation to indemnify the Collaborators. To the extent authorized under the provisions of the Federal Tort Claims Act, including 28 U.S.C. § 2671-2680, the Government will be liable for any loss, claim, damage, or expense caused by the negligent or wrongful act or omission of any employee of the Department of Defense or any member of the United States Armed Forces while acting within the scope of his or her office or employment.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

12.4. Force Majeure. No Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. In the event of the occurrence of such a force majeure event, the Party unable to perform shall promptly notify the other Parties. It shall further use its best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

ARTICLE 13
MISCELLANEOUS

13.1. Governing Law. The construction, validity, performance, and effect of this CRADA shall be governed by and interpreted in accordance with U.S. federal law. To the extent that federal law does not address an issue or that state law otherwise applies to any issue in any judicial or administrative proceeding, the Parties agree that Maryland law shall apply. Federal law and regulations will preempt any conflicting or inconsistent provisions in this CRADA.

13.2. Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.3. Headings. Titles and headings of the articles and sections of this CRADA are for convenient reference only, do not form a part of this CRADA, and shall in no way affect its interpretation.

13.4. Waivers. None of the provisions of this CRADA shall be considered waived by any Party unless such waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise, any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party.

13.5. Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect, or invalidate the other provisions of this CRADA.

13.6. Amendments. If any Party desires a modification or extension to this CRADA, the Parties shall, upon reasonable notice of the proposed modification or extension by the Party desiring the change, confer in good faith to determine the desirability of such modification or extension. Such modification or extension shall not be effective until and unless a written amendment is signed by the signatories to this CRADA or by their representatives duly authorized to execute such amendment.

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

13.7. Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by any Party without the prior written consent of the other Parties.

13.8. Notices. All notices pertaining to or required by this CRADA shall be in writing and shall be signed by an authorized representative and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, to the addresses indicated on the signature page for each Party. Any Party may change such address by notice given to the other Party in the manner set forth above.

13.9. Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party shall maintain sole and exclusive control over its personnel and operations. [ employees who will be working at USU facilities may be asked to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.]

13.10. Use of Name or Endorsements. The Collaborators shall not use the name of USU or the Foundation in any advertising, press release, or promotional or sales literature, without their prior written consent. By entering into this CRADA, USU and the Foundation do not directly or indirectly endorse any product or service provided, or to be provided, whether directly or indirectly related either to this CRADA or to any patent or other IP license or agreement that implements this CRADA, by the Collaborators, their successors, assignees, or licensees. The Collaborators shall not in any way state or imply that this CRADA is an endorsement of any such product or service by the Government or any of its organizational units or employees. Collaborator-issued press releases that reference or rely upon the work of USU or the Foundation under this CRADA shall be made available to USU and the Foundation at least ten- (10) business days prior to publication for review and comment.

ARTICLE 14
DURATION OF AGREEMENT

14.1. Duration. This CRADA expires five- (5) years after its Effective Date, unless otherwise extended in writing according to the provisions of Section 13.6. It is mutually recognized that the duration of this project cannot be rigidly defined in advance and that the contemplated time periods for various phases of the RP are only good faith guidelines subject to adjustment by mutual agreement to fit circumstances as the RP proceeds.

14.2. Survival. The provisions of Articles 2, 5 through 8 inclusive, and 12, as well as Sections 4.2, 10.3, 10.4, 11.1, 13.1 through 13.5 inclusive, 13.7 through 13.10 inclusive, and 14.2, shall survive the termination or expiration of this CRADA.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE TO FOLLOW

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

Signature page for CRADA between USU, Foundation and Collaborator:

FOR USU:

/s/ James A. Zimble, M.D.	Date: September 10, 2004
James A. Zimble, M.D. President

Mailing Address for Notices:
Uniformed Services University of the Health Sciences ATTN: General Counsel 4301 Jones Bridge Road Bethesda, MD 20814

FOR THE FOUNDATION:

/s/ John W. Lowe	Date: August 18, 2004
John W. Lowe President

Mailing Address for Notices:

The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. ATTN: General Counsel 1401 Rockville Pike Suite 600 Rockville, MD 20852

FOR COLLABORATOR CCF:

/s/ Paul E. DiCorleto, Ph.D.	Date: September 15, 2004
Paul E. DiCorleto, Ph.D. Chairman of the Lerner Research Institute

Mailing Address for Notices of a Scientific Nature:

Andrei Gudkov, Ph.D. The Cleveland Clinic Foundation Lerner Research Institute / Mailcode NC2O 9500 Euclid Avenue Cleveland, OH 44195

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION

Mailing Address for other Notices:

Commercialization Counsel CCF Innovations/Mailcode ND2O 9500 Euclid Avenue Cleveland, OH 44195

FOR COLLABORATOR CBL:

/s/ Michael Fonstein, Ph.D.	Date: September 21, 2004
Michael Fonstein, Ph.D. Chief Executive Officer

Mailing Address for Notices:

Cleveland BioLabs, Inc. 10265 Carnegie Avenue Cleveland, OH 44106 Attn: Michael Fonstein, Ph.D.

ACKNOWLEDGED:

/s/ COL David G. Jarrett, MC, USA	Date: August 18, 2004
COL David G. Jarrett, MC, USA Director USU/AFRRI

/s/ Mark H. Whitnall, Ph.D.	Date: August 18, 2004
Mark H. Whitnall, Ph.D. USU/AFRRI Principal Investigator Team Leader USU/AFRRI Radiation Casualty Management Team

USU/AFRRI - HJF - CCF - CBL CRADA	PROPRIETARY/CONFIDENTIAL INFORMATION